Exhibit 10(r)

C-COR Incorporated
PROFIT INCENTIVE PLAN (PIP)
FISCAL YEAR 2005

1. Conceptual Basis of the Plan

The PIP plan is based upon the achievement of specific divisional and corporate financial goals as established on an annual basis by the Board of Directors. The plan allows eligible employees to share in the successes of the company, while balancing the financial needs of the company to re-invest profits in future operations. There are two main aspects of the measurement of achievement of objectives:

1) Maximum payout (including fringes/taxes) will be 25% of cash flow from operations* during the measurement period. If this results in a reduction of payout, it will be pro-rated over eligible recipients.

2) Beginning at achievement of 90% or greater of divisional and/or corporate financial goals, employees will be eligible to receive an incentive payment. The divisional goals will be based on contribution income* and the corporate goal will be operating profit*. The basic payment formula is as follows:

     Employee’s base wages X designated % = PIP Payment

* Financial measures will be according to GAAP accounting and will exclude one-time expenses or revenue including but not limited to the sale/recovery of Adelphia receivables. Final determination on inclusion or exclusion of expenses or revenue in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.

2. Participant Eligibility

Full-time, active employees and part-time, active employees (working a minimum of 20 hours per week/1040 hours per year) of C-COR, Broadband Management Solutions, LLC, C-COR Electronics Canada, and individuals within subsidiary groups who are specifically identified as key management/ technical leadership are eligible for this program:

The following employees are not eligible:

–	Employees on Sales/Marketing Commission or Incentive Plans

–	Employees who are provided a specifically identified, alternative incentive bonus

–	Temporary Agency Employees, Independent Contractors, Co-op and Intern (part-time) Employees, Employees paid on a piece rate basis

New Hires within the Fiscal Year and / or Terminated Employees –

An employee is eligible for a PIP payment if they have worked at least one full fiscal quarter during the measurement period (defined in section 4 below) and are on the payroll at the end of the fiscal measurement period (defined in section 4 below). Employees who are impacted by a reduction-in-force during the measurement period are eligible for a pro-rated payment if they have worked at least one full fiscal quarter during the measurement period and agree to sign a general release agreement. The formula for calculating a PIP payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the payment period.

Employees on Leave (Disability; Workers’ Compensation; FMLA; Military Leave) –

An employee must be a full-time or part-time active employee in order to be eligible for a payment. The individual would be eligible for a payment on a pro-rata basis for the period of time that he/she was a full-time or part-time active employee between June 26, 2004 and June 24, 2005.

3. Frequency and Timing of Payments

Achievement of financial metrics versus established goals will be reviewed based on two separate measurement periods during FY05. The first review will take place after the completion of the 1st and 2nd quarters of FY05 and the second at the completion of the 3rd and 4th quarters of FY05. Following the audit (or review, in the case of interim financial statements) of the financial statements, the Compensation Committee will review any applicable PIP calculations for potential payment. All decisions made by the Compensation Committee and/or the Board of Directors are final and binding (see Administration section 8 of this document). Any payment approved will be disbursed to all eligible employees as soon as practically possible following Compensation Committee and/or Board of Directors approval.

4. Measurement Periods

Measurement Periods:	June 26, 2004 to December 24, 2004

December 25, 2004 to June 24, 2005

5. Financial Measures Weighting

1) Maximum payout (including fringes/taxes) will be 25% of cash flow from operations* during the measurement period. If this results in a reduction of payout, it will be pro-rated over eligible recipients.

2) Financial measures will be established for each division and for the corporation.

Divisional Employees:

For each division, the financial measures will be a FY05 divisional contribution income* goal as well as a FY05 operating profit * goal for the corporation. The final goal achievement will be calculated as follows:

     75% X Divisional Contribution Income Achievement %
+ 25% X Corporate Operating Income Achievement %
= Total Goal Achievement %

Corporate Employees:

A FY05 operating profit* goal will be established for the corporation. The final goal achievement will be calculated as follows:

100% X Corporate Operating Profit* Achievement % = Total Goal Achievement %

* Financial measures will be according to GAAP accounting and will exclude one-time expenses or revenue including but not limited to the sale or recovery of Adelphia receivables. Final determination on inclusion or exclusion of expenses or revenue in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.

6. Calculation of PIP Payment for Employees

1) Maximum payout (including fringes/taxes) will be 25% of cash flow from operations* during the measurement period. If this results in a reduction of payout, it will be pro-rated over eligible recipients.

2) Payment calculations for divisional and/or corporate goals will be based on Total Goal Achievement % with associated PIP payments as defined below:

Total Goal Achievement %	PIP Payment
Less than 90% of Plan	0% payment

Plan target at 100% achievement	% of base wages earned during measurement period :
of goal	6% professional/non-exempt
10% management
20% large division VP

90% to 99.9%	10% multiplier at 90%; additional 10% for each 1%
achievement beyond 90% to 99.99%
Example:
90% — 90.99% = 10% X 6% of wages
91% — 91.99% = 20% X 6% of wages
92% — 92.99% = 30% X 6% of wages

101% to 120%	Additional 1% multiplier at 101%; additional 1% for each 1% above 101% through 120%
Example:
101% — 101.99% = 101% X 6% of wages
102% — 102.99% = 102% X 6% of wages
103% — 103.99% = 103% X 6% of wages...

120% and above = 120% X 6% of wages

7. Definition of base wages

Base wages are defined as the total base wages of an employee at the end of each measurement period, not including any special compensation such as the reimbursement of moving expenses, one-time bonuses, or the exercise of stock options. Base wages do not include overtime, however shift differential will be included in the calculation of base wages when applicable.

8. Administration

The Compensation Committee of the Board of Directors oversees the Plan. The Compensation Committee and/or its delegate(s) are responsible for administration of the plan.

Subject to the provisions of the Plan, the Compensation Committee and/or its delegate(s) shall have the sole authority and discretion:

i)	to construe and interpret the Plan;

ii)	to determine and approve the amount of payments to be made within the Plan guidelines and to refer any exceptions or items requiring further review to the Board of Directors for approval;

iii)	to determine and approve the status and rights of any participant or beneficiary to payments under the Plan;

iv)	to decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Compensation Committee and/or its delegate(s) or the Board of Directors pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all parties. The Compensation Committee has complete discretion in administering and interpreting the PIP Plan and in granting or denying any payments described within the plan regardless of the financial calculations presented.

9. Right to Withhold Taxes

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

10. Non-Transferability of Rights

A participant’s rights and interests under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of the participant’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any participant under the Plan shall be subject to any obligation or liability of such participant other than any obligations or liabilities owed by the Participant to the Company.

11. No Right to Continued Employment

Neither the Plan, nor any compensation payable under the Plan, shall confer upon any participant any right to continuance of employment by the Company or any affiliate of the Company nor shall they interfere in any way with the right of the Company or any affiliate of the Company to terminate any participant’s employment at any time.

12. No Claim Against Assets

Nothing in this Plan shall be construed as giving any participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate or as imposing any trustee relationship upon the Company or any affiliate in respect of the participant.

The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any affiliate.

13. Company’s Books and Records Conclusive

The Company’s books and records, and internal accounting procedures, will be conclusive for all purposes under the Plan.

14. Amendment or Termination

The Company may at any time, terminate or modify or amend the Plan in any respect, at any time prior to payment for the fiscal year. The Compensation Committee may consider all applicable fiscal conditions at the time of payment in making its final determinations of payment or non-payment of PIP funds.

15. No Other Agreements or Understandings

Except as expressly provided herein, this Plan represents the sole agreement between the Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

16. Governing Law

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applied without regard to conflict of law principles.